Exhibit 99.1

ARGAN, INC. ANNOUNCES THE PASSING OF BOARD MEMBER W.G. CHAMPION MITCHELL

October 10, 2024 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) is saddened to announce that board member W.G. Champion Mitchell passed away on October 8, 2024.

Mr. Mitchell joined Argan’s Board of Directors in October 2003 and served on the Executive Committee and the Nominating/Corporate Governance Committee. In addition to his board position with Argan, he served on the boards of two privately held companies, Direct Brands, Inc. and The 41st Parameter, Inc. He was also a current member of the board of governors for RTI International and a former member of the board of governors for the University of North Carolina system that controls all state-owned universities and operates the largest hospital system in the state.

William F. Leimkuhler, Chairman of the Board of Directors for Argan, Inc. commented, “All members of the Board are deeply saddened by the loss of our friend and colleague, Champ Mitchell, and we extend our sincere condolences to the Mitchell family. Champ Mitchell’s distinguished career as a corporate executive and former chief executive made him a valued contributor to our Board. Throughout his many years of service, Argan benefitted greatly from his substantial experience and insight into management, operational and financial matters, as well as from his acumen in discerning market conditions and trends. He was a big presence on our Board, and he brought unwavering engagement and commitment to the Company. He will be greatly missed.”

David Watson, President and Chief Executive Officer of Argan, said, “Champ was a valuable source of advice and knowledge and contributed immensely to the growth and success of our Company. Personally, I’m grateful to have experienced his leadership, public company expertise and commitment to Argan. He was not reluctant to ask management the tough questions. Anticipation of those questions resulted in sharper and more complete presentations by management to the Board. At the same time, he was often the first member to recognize and congratulate good work. Finally, and perhaps most importantly, I will miss his friendship and timely sense of humor. On behalf of the entire Argan management team and employees we extend our deepest sympathies to Champ’s family, his many friends and his numerous business associates at this sad time.”

About Argan

Argan’s primary business is providing a full range of construction and related services to the power industry. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, maintenance, project development and technical consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Company Contact: David Watson 301.315.0027	Investor Relations Contacts: John Nesbett/Jennifer Belodeau IMS Investor Relations 203.972.9200 argan@imsinvestorrelations.com